February 26, 2003

Mr. Michael Nestor
5401 Leytonstone Court
Oak Ridge, NC 27310

Dear Michael:

Based on our recent discussions and in recognition of your current and future contributions as President, US Branded Human Pharmaceuticals, I am pleased to confirm to you the key components of your 2003 compensation package, which includes the following:

  Your salary will be adjusted to $385,000 effective the first full payroll period of July 2003 You will be eligible for a review in April 2004.
  Beginning July 1, 2003, your incentive compensation target will be increased to 75%. Your award for 2003 will be pro-rated to reflect the mid-year change in salary and incentive target level.
  As a business unit President and member of my Leadership Team, you will continue to be eligible for Alpharma's Executive Severance and Change of Control Plans. The Severance Plan provides for 18 months of salary continuation should your employment be terminated by the Company for any reason other than "for Cause". All vested stock options will remain exercisable for 30 days following termination date, and all unvested stock options will be forfeited.

The Change of Control Plan provides for an additional 12 months of salary continuation (30 months total) should certain changes to the Company's ownership structure occur and, for a two-year period following such change, your employment is terminated for any reason other than "for Cause", or there is a diminution in your job responsibilities, or your job is relocated more than 50 miles away. All outstanding stock options will become vested upon a Change of Control and will remain exercisable through the remaining stock option periods.

During any periods of salary continuation, you will continue to participate in the Company's healthcare plans at normal employee rates and be covered under the Company's Basic Life Insurance and Accidental Death and Dismemberment Plans.

Please note that the Executive Severance and Change in Control Plans replace and supercede any and all prior agreements relating to severance or change in control.

  You will continue to receive an Executive Allowance at the Leadership Team level of $28,600 per year (taxable) for automobile costs, insurance and financial planning assistance.

As you know, we are in the process of developing a new Long-Term Incentive Program for our key executives. Should this program receive the necessary approvals, you will be eligible to participate.

Please note that this compensation arrangement is highly confidential and no element of it can be disclosed to anyone other than your immediate family members and financial advisors.

Michael, we believe that this total package provides you with the necessary incentives to be fully devoted to the ongoing success of our business. I look forward to working with you as a key member of my team. Please return a signed copy of this letter to George Rose in the envelope provided, to indicate your acceptance of these terms.

Sincerely,

/s/ Ingrid Wiik

Ingrid Wiik
CEO and President

cc:  G. Rose

Accepted as of March 10, 2003

_____/s/ Michael Nestor____
Michael Nestor